Exhibit 99.1

One Horizon Group Now Offers Seamless 3G to Wi-Fi Aishuo Calls

One Horizon Group Further Extends its Technological Advantage over its Chinese Competitors by Offering Aishuo Subscribers Seamless 3G to Wi-Fi Calls

LIMERICK, IRELAND--(October 26, 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon", "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses a bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, today announced that it has upgraded its mobile VoIP solution to now offer its subscribers the capability of continuing an Aishuo call while moving between 3G and Wi-Fi, further extending the its technological advantage over other VoIP service providers in China.

One Horizon delivers an industry leading proprietary optimized-for-mobile VoIP calling solution with competitive per minute call-rates, and an In-App telephone number rental feature that provides a Chinese number for friends and family to call from their landlines or mobile phones, at home or abroad. One Horizon has also recently deployed a true voicemail service for users as well as a unique home-phone service for families which are now provided free of charge or ad-based inside the app.

Aishuo now comes with seamless call radio hand-off as standard on its Apple iOS and Android Apps.  Traditional Voice over IP services will drop a telephone call when the Internet connection is replaced.  On a smartphone the Internet connection for Wi-Fi is preferred over 3G, and a call may be dropped when a user using 3G network enters into a Wi-Fi zone and vice versa.  One Horizon has solved this problem.

One Horizon Group CEO Brian Collins noted, “We continue to improve our applications with inventions to deal with difficult and complex Internet situations and benefit our users. The issue of call dropping due to switching between different Internet connections was challenging and  I am delighted to say that it has been solved. Using Aishuo, you will stay connected in walk and talk”.

Aishuo supports all major Chinese mobile payment platforms including China UnionPay, Apple In-App Purchases, Alibaba’s Alipay and Tencent’s Wechat Wallet providing subscribers with convenient options to purchase call credit.

Downloads of the Aishuo retail App have already surpassed 9 million across the Apple iTunes and 20 Chinese Android App stores including Baidu, Tencent, 360.CN and Xiaomi. The Aishuo rollout to Chinese smartphone users commenced in late February 2015 and the Company is seeking to acquire 15 million new subscribers over a two-year period with a view to leverage this user base to achieve industry average revenues per user (ARPU) for similar social media, mobile advertising and mobile VoIP apps.

Aishuo is available as a FREE download in over 25 App stores including Apple iTunes Baidu’s 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and the ever growing Xiaomi store mi.com.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Ted Haberfield
MZ Group | President – MZ North America
Direct:  760-755-2716
Mobile: 858-204-5055
thaberfield@mzgroup.us
www.mzgroup.us